                                                                  EXHIBIT 10.131

                     [PREFERRED EQUITIES CORPORATION LOGO]

                                                                 October 9, 1996

Mr. Stuart Harelik
Saddle Mountain Ranch
23760 U.S. Highway 40
Steamboat Springs, Colorado 80847

Dear Mr. Harelik:

This letter (the "Fourth Amendment") is intended to extend and amend your employment letter agreement dated January 25, 1989 with Preferred Equities Corporation (the "Company"), as amended by the First Amendment dated July 11, 1990, the Second Amendment dated October 25, 1991, and as further amended by the Third Amendment dated September 1, 1994 (the "Amendment").

1) The term of the Agreement is hereby extended from August 31, 1998 to August 31, 2000.

2) The "Contingent Bonus" provisions of the Agreement are amended as follows:

     a) The following Paragraph shall be substituted for Paragraph 3(a) of the Third Amendment:

     "a) You shall be entitled to receive a contingent bonus (the "Contingent Bonus"), if earned, for the twelve month period from September 1 to August 31, of each fiscal year of the Agreement, as amended by this Fourth Amendment, commencing with fiscal 1995, equal to the sum of (x) one and one-quarter percent (1.25%) of the amount of Net Sales during such fiscal year in excess of $20,000,000 up to $50,000,000 of such sales, plus (y) three-quarters of one percent (0.75%) of the amount by which the amount of Net Sales during such fiscal year exceeds $50,000,000, to be paid as hereinafter set forth."

     b) The following Paragraphs shall be substituted for Paragraphs 3(b)(iv) and 3(b)(v) of the Third Amendment:

          "iv) The Contingent Bonus for each of the entire fiscal years ending August 31, 1995, 1996, 1997, 1998 and 1999 shall be calculated and paid after deducting the aggregate amount of any installments of the Contingent Bonus paid for the First, Second or Third Quarters' Net Sales in such year and shall be paid on or before September 30 of such year."

page two

     "v) The Contingent Bonus for the entire fiscal year ending August 31, 2000, shall be calculated and paid after deducting the aggregate amount of any installments of the Contingent Bonus paid for the First, Second, and Third Quarters' Net Sales in such year, and shall be paid on or before November 30, 2000, except that such amount shall be calculated and paid on or before September 30, 2000, if the term of your employment has been extended in writing beyond August 31, 2000."

4) Anything in the Agreement or this Fourth Amendment to the contrary notwithstanding, it is specifically agreed that sales of timeshare interests in any project of the Company located in the City of New York, New York shall not be included within the definition of "Net Sales", nor shall you be entitled to any compensation relating to such New York City project or sales relating thereto. Should the Company and you later agree upon your role in any such project, any compensation due to you for your services would be agreed upon in a new and separate agreement.

5) Except as modified herein all terms, definitions and conditions of the Agreement shall remain in full force and effect.

If the foregoing correctly sets forth our understanding as to the modifications to the Agreement, please so indicate by executing a copy of this letter in the space provided below and returning it to the undersigned.

                                                 Very truly yours,

                                                 PREFERRED EQUITIES CORPORATION

                                                  By:  /s/   JEROME J. COHEN
                                                     ---------------------------
                                                      Jerome J. Cohen, President

Accepted and Approved this
9th day of October, 1996

/s/ STUART HARELIK
---------------------
    Stuart Harelik